CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Plan Administrator
Macatawa Bank 401(k) Plan

We consent to the incorporation by reference in the Registration Statement (No. 333-76100) on Form S-8 of Macatawa Bank Corporation, of our report dated May 17, 2006, with respect to the statements of net assets available for benefits of Macatawa Bank 401(k) Plan as of December 31, 2005 and 2004, the related statements of changes in net assets available for benefits for the years then ended, and the related December 31, 2005 supplemental schedule of assets (held at end of year), which report appears in the December 31, 2005 annual report on Form 11-K of Macatawa Bank 401(k) Plan.

/s/ Rehmann Robson REHMANN ROBSON

Saginaw, Michigan
June 16, 2006